FORM 8-K


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 Form 8-K
                              Current Report


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report
April 18, 1997

                        FIRST REPUBLIC BANCORP INC.
                        ---------------------------
          (Exact name of registrant as specified in its charter)


       Delaware                    0-15882                     94-2964497
----------------------           -----------               ------------------
(State or other jurisdiction     (Commission                 (IRS Employer
of incorporation)                File Number)              Identification No.)



                               388 Market Street
                            San Francisco, CA  94111
                            ------------------------
              (Address of principal executive office) (Zip Code)


                                (415) 392-1400
                                --------------
             (Registrant's telephone number, including area code)


                                Not applicable
                                --------------
          (Former name, former address, if changed since last report)

FIRST REPUBLIC BANCORP INC.                                             Page 2

Item 5.  Other Events

First Republic Bancorp Inc. hereby files with the Securities and Exchange Commission (the "Commission") its press release, dated April 18, 1997, concerning its earnings release for the first quarter ended March 31, 1997.




                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                First Republic Bancorp Inc.
                                (Registrant)



Date: April 18, 1997            ---------------------------
                                Willis H. Newton, Jr.
                                Senior Vice President and
                                Chief Financial Officer

FOR IMMEDIATE RELEASE
---------------------

                      FIRST REPUBLIC BANCORP REPORTS
                       FIRST QUARTER 1997 RESULTS

                                                     Common Stock Symbol - FRC
                                                     New York Stock Exchange

       San Francisco, California, April 17, 1997 - First Republic Bancorp Inc. today reported net income of $4,020,000 for the quarter ended
March 31, 1997, compared with $2,770,000 for the same quarter in 1996. Fully diluted earnings per share (EPS) were $0.38 for the first quarter of 1997, a 23% increase compared to $0.31 for the similar period in 1996. The 1997 earnings were higher than earnings a year ago primarily because of higher net interest income, lower provisions for losses, and increased gains on the sale of loans, offset in part by higher operating expenses.

       The Company's quarter-end ratio of capital to risk-adjusted assets was 15.08%. At March 31, 1997, total capital, including subordinated debentures and reserves, was $209,664,000.

       Tangible book value per share was $16.19 at March 31, 1997, compared to $16.46 at December 31, 1996. During the quarter, the Company completed the conversion of all of its outstanding 7 1/4% Convertible Subordinated Debentures due 2002 into shares of common stock. As a result, the number of shares outstanding at March 31, 1997 was approximately 2,245,000 higher than at December 31, 1996, at which time $30,685,000 of these convertible debentures were outstanding. Because the conversion price was $13.67 per share, the Company's reported tangible book value per share outstanding was reduced.

       Total assets of First Republic Bancorp were $2,183,453,000 at March 31, 1997. Substantially all of the Company's $1,939,153,000 loan portfolio consists of first trust deed, real estate secured, California and Nevada loans, 84% of which are housing related and approximately 85% of which are adjustable within one year. The Company's asset growth continued to be focused on single family home loans, which represent 66% of the loan portfolio at March 31, 1997.

       At March 31, 1997, nonaccruing loans and REO totalled $27,250,000, or 1.25% of total assets as compared to $28,567,000, or 1.32% of total assets at December 31, 1996. During the quarter, the Company's reserves increased by $831,000 as recoveries exceeded chargeoffs by $331,000 and a provision of $500,000 was recorded. At March 31, 1997, after such activity, the Company's reserves totalled $18,351,000, or 0.95% of total loans.

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
FIRST REPUBLIC BANCORP INC.                                            Page 2

       The Company's nonaccruing loans include $15,736,000 of loans on which interest payments were received during the first quarter at an average payment rate of 9.04% on their written down recorded investment. Most of these loans had been restructured by waiver or deferral of interest, by interest rate concessions, or by the forgiveness of principal in certain cases.

       At March 31, 1997, the Company had restructured performing loans of $1,142,000 and accruing single family loans more than 90 days past due of $631,000.

       First Republic operates thirteen retail branches in four metropolitan areas - San Francisco, Los Angeles, San Diego, and Las Vegas. At
March 31, 1997, the Company's deposits totalled $1,377,882,000 and NOW checking, money market checking, and passbook accounts represented 23.7% of total deposits.

       For the first quarter of 1997, total interest income increased to $41,455,000 from $38,658,000 in 1996, as a result of a larger average asset base. Net interest income increased to $13,009,000 in the first quarter of 1997, compared to $11,256,000 for the first quarter of 1996. The conversion of all outstanding convertible debentures reduced interest expense in the first quarter of 1997 by $625,000, compared to the same quarter last year. The Company's net interest margin was 2.36% for the first quarter of 1997, compared to 2.33% for the first quarter of 1996.

       The Company's non-interest expense totalled $7,433,000 for the first quarter of 1997, compared to $6,010,000 for the same period in 1996. Over the past year, the Company has added new branches and employees to expand its products and services, and approximately $300,000 of nonrecurring costs were incurred in the first quarter of 1997. As a percentage of average assets, recurring general and administrative expenses were 1.25% for the first quarter of 1997, compared with 1.09% for the first quarter of 1996. The Company's operating efficiency ratio, or net non-interest expense as a percentage of net interest income and recurring non-interest income, was 49.5% for the first quarter of 1997, compared to 42.8% for the same period in 1996.

       For the first quarter of 1997, the Company originated $200,573,000 of loans compared with $198,941,000 for the same period in 1996. The Company sold $86,246,000 of loans during the first quarter of 1997, compared with $42,374,000 in the first quarter of 1996. The Company recorded net gains of $1,090,000 on the sale of loans in the first quarter of 1997, compared to gains of $172,000 during the first quarter of 1996. The portfolio of real estate loans serviced for third-party investors was $845,972,000 at March 31, 1997.

       First Republic Bancorp Inc. functions as a direct lender as well as a mortgage banker through First Republic Savings Bank, its FDIC-insured, Nevada chartered industrial bank subsidiary. First Republic Savings Bank provides both loan and deposit services in the San Francisco, Los Angeles, Beverly Hills, and San Diego, California areas and in Las Vegas, Nevada.

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
FIRST REPUBLIC BANCORP INC.                                             Page 3

                                                Three Months
                                               Ended March 31
                                    ----------------------------------
Financial Results                        1997                  1996
-----------------                   ------------          ------------
Total Interest Income               $ 41,455,000          $ 38,658,000

Net Interest Income                 $ 13,009,000          $ 11,256,000

Provision for Losses                $    500,000          $  1,773,000

REO Costs and Losses                $    644,000          $    726,000

Net Income                          $  4,020,000          $  2,770,000

Primary EPS                         $       0.43          $       0.36
                                    ============          ============

Fully-diluted EPS                   $       0.38          $       0.31
                                    ============          ============

Weighted Average Shares:
  Primary                              9,299,684             7,595,620
  Fully-diluted                       10,670,962            10,119,887

Operating Information
---------------------
Loan Origination Volume             $200,573,000          $198,941,000

Avg. Assets Per Employee            $ 13,002,000          $ 12,596,000

Net Income Per Employee*            $     96,300          $     71,900

Return on Average Assets*                   0.74%                 0.57%

Return on Average Common Equity*           11.31%                10.06%

Efficiency Ratio*                           49.5%                 42.8%

General and Administrative Expenses
  as % of Average Assets*                   1.25%                 1.09%

Rates Earned/Paid*
-----------------
Yield on Investments                        6.64%                 6.86%

Yield on Loans                              7.83%                 8.22%
                                          ------                ------

Earning Assets Yield                        7.71%                 8.10%
                                          ======                ======

Cost of Deposits                            5.63%                 5.90%

Cost of Borrowings                          6.00%                 6.54%
                                          ------                ------

Liability Costs                             5.75%                 6.14%
                                          ======                ======

Net Interest Spread                         1.96%                 1.96%
                                          ======                ======

Margin on Earning Assets                    2.36%                 2.33%
                                          ======                ======

* Quarterly Data is Annualized

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
FIRST REPUBLIC BANCORP INC.                                             Page 4


                                                 As of March 31,
                                    ----------------------------------------
Financial Condition                       1997                    1996
-------------------                 ---------------          ---------------
Total Loans                         $1,939,153,000           $1,731,192,000
                                    ==============           ==============

Total Assets                        $2,183,453,000           $1,972,611,000
                                    ==============           ==============

Loans Serviced for Investors        $  845,972,000           $  788,199,000
                                    ==============           ==============

Total Deposits                      $1,377,882,000           $1,195,006,000
                                    ==============           ==============

FHLB Advances                       $  591,530,000           $  581,530,000
                                    ==============           ==============

Stockholders' Equity                $  161,862,000           $  111,462,000

Senior Subordinated Debentures           9,966,000                9,971,000

Subordinated Debentures                 19,485,000               19,566,000

Convertible Subordinated Debentures              -               34,500,000

Reserves                                18,351,000               18,878,000
                                    --------------           --------------

Total Capital                       $  209,664,000           $  194,377,000
                                    ==============           ==============

Capital-to-Risk-Adjusted Assets              15.08%                   15.06%
                                             =====                    =====

Tangible Stockholders' Equity
 Per Share Outstanding                      $16.19                   $15.16
                                            ======                   ======

Shares of Common Stock Outstanding       9,992,426                7,348,974
                                         =========                =========


For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA  94111
(415)392-1400


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